EXHIBIT 10.7

REDACTED COPY

EXECUTION

                               PURCHASE AGREEMENT
                                      [[*]]

     THIS PURCHASE AGREEMENT (this "Agreement") is made this 7th day of August, 2001 (the "Effective Date"), by and between [*][*], a California corporation ("[*]"), Onkyo America, Inc., an Indiana corporation which is a wholly-owned subsidiary of Global Technovations, Inc., a Delaware corporation ("ONKYO AMERICA"). [*] and Onkyo America are referred to from time to time in this Agreement individually as a "Party" and together as the "Parties." From time to time in this Agreement, [*] is referred to as the PURCHASER and ONKYO AMERICA is referred to as the SUPPLIER. The Parties acknowledge that the customer for the Products is [*] including its affiliates (the "Customer"), and that the Parties are acting hereunder to fulfill the requirements of the Customer for the Customer's [*] program and [*] [*] branded systems program (the "Programs").

1.   DEFINITIONS

                  The following terms shall have the following meanings under this Agreement:

                  "Documentation" means computations, configurations, data, programming code, designs, drawings, manuals (including without limitation installation manuals, owner's manuals and service manuals), models, photographs, plans, renderings, samples, schematics, sketches, specifications and any other written and tangible materials provided by PURCHASER or developed by SUPPLIER in connection with this Agreement.

                  "Products" means those products identified on Schedule 1 attached hereto, and the parts and components thereof, manufactured by or for SUPPLIER and sold to PURCHASER pursuant to this Agreement. The Products covered by this Agreement may be changed from time to time upon the written consent of both Parties.

                  "Specifications" means the descriptive material itemizing the functional and operational requirements of the Products and such other technical specifications, drawings and other material as identified in Schedule 2 attached hereto. The Specifications covered by this Agreement may be changed from time to time upon the written consent of both Parties.

                  "Trademarks" means those trademarks or trade names owned or used by PURCHASER or its affiliates, or the Customer, and designated by PURCHASER in its sole discretion for use in connection with the Products.



*Confidential portions omitted and filed separately with the Commission.

2.   MANUFACTURE AND SUPPLY OF PRODUCTS

     2.1 Manufacture and Supply. SUPPLIER agrees to manufacture the Products, or cause the Products to be manufactured, to conform to the Specifications, and to sell the Products to PURCHASER in accordance with the terms and conditions of this Agreement. Specific quantities of Products shall be ordered by PURCHASER for purchase by the placement of a purchase order issued by PURCHASER. PURCHASER shall have no obligation to purchase, and SUPPLIER shall have no obligation to supply, any Products until PURCHASER has placed a purchase order and then only to the extent of the Products covered under the purchase order.

     2.2 Exclusivity.

(a) SUPPLIER shall not sell the Products to any party except PURCHASER without PURCHASER's prior written consent, which consent may be withheld in PURCHASER's sole and absolute discretion. PURCHASER shall not be restricted as to its sale or use of the Products purchased hereunder including, without limitation, worldwide marketing to any end user or remarketer, and use by PURCHASER for its benefit or for the benefit of others. In addition, this Agreement shall not be construed as preventing PURCHASER from acquiring at any time products similar or related to the Products from any other source for uses not related to the Programs; provided, however, that PURCHASER may not replace any Product with similar or related products in connection with the Programs if the SUPPLIER is not in breach of this Agreement.

(b) Notwithstanding anything to the contrary in this Agreement, if this Agreement is terminated because of a breach of this Agreement by the SUPPLIER which was caused, directly or indirectly, by actions taken by [*] or one of its affiliates, then after such termination, the PURCHASER shall not acquire any Product, or similar or related products, in connection with either Program from [*] or any affiliate of [*] before the later of (a) the effective date of the termination or expiration of this Agreement with respect to one or both Programs, and (b) the second anniversary of the Effective Date, other than with the prior written consent of the SUPPLIER, which consent the SUPPLIER may withhold in its sole discretion. If this Agreement is terminated because of a breach of this Agreement by the SUPPLIER which was not caused, directly or indirectly, by actions taken by [*] or one of its affiliates, then after such termination, the PURCHASER shall have the right to acquire any Product, or similar or related products, in connection with either Program from [*] or any affiliate of [*]. For purposes of this Section 2.2, "affiliates" of [*] shall not include Onkyo America or Global Technovations, Inc.


*Confidential portions omitted and filed separately with the Commission.

     2.3 Termination Payment.


(a) In the event of the occurrence of any of the circumstances set forth in subsection (b) below and subject to the terms set forth in subsection (c) below, the SUPPLIER shall be entitled to termination payments (each, a "Termination Payment") from the PURCHASER in the total amount of (i) $[*] with respect to the [*] [*] Program (the "[*] Termination Amount"), and (ii) $[*] with respect to the [*] Program (the "[*] Termination Amount"). Effective on the first day of each calendar month that this Agreement is in effect, the amount of each Termination Payment then in effect shall decrease by 1/24th of the initial amount of each Termination Payment; provided, however, that on the second anniversary of the Effective Date the amount of each Termination Payment shall be $[*]. For example, from August 1, 2002 up to and including August 31, 2002, the [*] Termination Amount shall be $[*] and the [*] Termination Amount shall be $[*].

(b) The PURCHASER shall pay a Termination Payment to the SUPPLIER solely upon the occurrence of any of the following circumstances:

(i) (A) the Customer making a price reduction demand on the PURCHASER, (B) the PURCHASER in turn making a proportionate price reduction demand on the SUPPLIER with respect to any Product in connection with the Customer's price reduction demand, if such price reduction demand would result in the purchase price the PURCHASER would pay to the SUPPLIER for such Product being reduced by more than [*]% from the price in effect on the Effective Date, and (C) the SUPPLIER being unable or unwilling to satisfy such demand (for the avoidance of doubt, for example a [*]% price reduction demanded by the Customer to the PURCHASER on a $[*] sales price to the Customer from the PURCHASER for a unit incorporating a Product, wherein the purchase price to the PURCHASER from the SUPPLIER for such Product was $[*], would result in a "proportionate price reduction" of $[*] from the purchase price to the PURCHASER from the SUPPLIER for such Product, not a $[*] reduction for such Product); or


(ii) the Customer requiring a material change in the Specifications which SUPPLIER is unable or unwilling to satisfy; or

(iii)the Customer requiring a material accelerated delivery date which SUPPLIER is unable or unwilling to satisfy; or

(iv) the Customer terminating a Program with respect to the SUPPLIER only and not as a result of any default by the Supplier under this Agreement.

(c) If the PURCHASER makes a Termination Payment required by this Section 2.3, then the following terms shall apply.

*Confidential portions omitted and filed separately with the Commission.

(i) The PURCHASER shall have the right to immediately (A) terminate this Agreement, with no right of the SUPPLIER to cure, with respect to the affected Program or, if in regard to both Programs, with respect to the Agreement in its entirety, and (B) subject to Section 2.2(b), obtain Products, or substitutes for the Products, for such terminated Program(s) from any third party source of its sole choice.

(ii) The PURCHASER shall make the Termination Payment not later than fifteen days after receipt of written notice of termination and the final calculation of the amount of the Termination Payment due under this Section 2.3.

(iii)The Termination Payment shall be in full and complete satisfaction of all claims by the SUPPLIER against the PURCHASER under this Agreement and shall relieve PURCHASER of any further liability to SUPPLIER under this Agreement; provided, however, that in the event of termination of only one Program, then the PURCHASER shall be relieved of any further liability to the SUPPLIER solely as relates to Products relevant to said Program; and provided further, that nothing herein is intended to relieve PURCHASER of the following obligations to the SUPPLIER existing as of the date the PURCHASER makes the Termination Payment: (A) payment for any Products delivered by the SUPPLIER but not paid for by the PURCHASER on such date;
     (B) payment for any Products subject to then-pending purchase orders not timely cancelled by the PURCHASER pursuant to Section 5.4; and (C) the terms of Section 12 and Section 13.


(iv) The PURCHASER shall have no obligation to make the Termination Payment other than as required by subsection (b) above. Without limitation, the PURCHASER shall have no obligation to make the Termination Payment in the event of (A) the expiration of this Agreement, (B) the termination of this Agreement after the expiration of the initial term of this Agreement, (C) the termination of this Agreement as a result of a breach by the SUPPLIER of any of its representations or obligations in this Agreement, (D) the termination of a Program by the Customer with respect to both the PURCHASER and the SUPPLIER, or (E) the SUPPLIER becomes the subject of any proceedings under state, federal or other law for the relief of debtors or other circumstances as set forth in Section 14.3.


     2.4 Alternate Production Facility. With respect to the [*] Program, if the SUPPLIER notifies the PURCHASER of its intent to transfer production of Products to a facility outside the United States and the PURCHASER is reasonably satisfied as to the quality of manufacture of the Products at said alternate production facility, then the PURCHASER will use its good faith efforts to obtain Customer approval for such transfer and the Parties acknowledge that the purchase price for such Products shall not be reduced if such transfer occurs. With respect to the [*] [*] Program, if the SUPPLIER notifies the PURCHASER of its intent to transfer production of Products from the initial production facility and the PURCHASER is reasonably satisfied as to the quality of manufacture of the Products at said alternate production facility, then the PURCHASER will use its good faith efforts to obtain Customer approval for such transfer and the Parties acknowledge that the purchase price reduction for such Products set forth on Schedule 3 for such Products shall be increased by an additional 1% point if such transfer occurs (for a total annual price reduction of 4%). Any such change in production facility location shall be contingent upon sixty days prior written notice by the SUPPLIER to the PURCHASER, receipt of written approval from the Customer, and the SUPPLIER's continuing obligation to satisfy the terms and conditions of this Agreement.

     2.5 Assembly Line Shutdown. If (a) a default under this Agreement by the SUPPLIER, including a delay in delivery of the Products pursuant to Section 5.1, results in a shutdown of any portion of the Customer's assembly lines, and (b) such default is solely attributable to the acts or omissions of the SUPPLIER or of its subcontractors, subsuppliers or agents, then the SUPPLIER shall reimburse the PURCHASER for the full amount of all documented penalties and fees which may be assessed by the Customer against the PURCHASER as a result of said shutdown; provided, however, that the PURCHASER shall take all actions to defend itself against the imposition of any such penalties and fees that the PURCHASER would have taken in the absence of such reimbursement obligation.

     2.6 Ability to Perform. The SUPPLIER represents that, as of the Effective Date (a) it has the financial, management, and manufacturing capacity and capabilities to perform its obligations under this Agreement, including but not limited to, purchasing the requisite raw materials and performing the services necessary to manufacture and deliver timely, or cause to be manufactured and delivered, the Products, (b) no lender has accelerated any existing obligations of the SUPPLIER, and (c) no creditor has obtained a judgment against the SUPPLIER for any obligations owed by the SUPPLIER to such creditor which has not been satisfied by the SUPPLIER. If a third-party arbitrator selected by the Parties determines, after the completion of a proceeding conducted by such arbitrator under the rules of the American Arbitration Association, that any of the preceding representations are false, then the PURCHASER shall have the right to immediately terminate this Agreement in its entirety, with no right of the SUPPLIER to cure, and without further obligation or liability on the part of the PURCHASER, other than the following obligations of the PURCHASER to the SUPPLIER existing as of the termination date: (A) payment for any Products delivered by the SUPPLIER but not paid for by the PURCHASER on such date; (B) payment for any Products subject to then-pending purchase orders not timely cancelled by the PURCHASER pursuant to Section 5.4; and (C) the terms of Section 12 and Section 13.


3.   ORDERS

     3.1 Placement.


(a) PURCHASER may place firm purchase orders for the delivery of Products by SUPPLIER. Each purchase order issued by the PURCHASER after the Effective Date shall specify a delivery date of not less than sixty (60) days following the date of the purchase order. Regardless of any prior agreement between the Parties or the terms of any existing purchase order issued by the PURCHASER with respect to any Products, the delivery date of Products subject to such existing purchase orders shall be deemed to be sixty days following the date of the purchase order, or on such other date as the Parties may agree in writing.

(b) If, other than as the result of the demand by the Customer, the PURCHASER specifies an accelerated delivery date in any purchase order, then the SUPPLIER shall use its commercially reasonable efforts to meet such accelerated date without having its employees work overtime; provided, however, that if the SUPPLIER notifies the PURCHASER that, in order to meet such accelerated date, the SUPPLIER is required to (a) have raw materials and/or component parts air-freighted to it, and/or (b) have its employees work overtime and the PURCHASER approves such action(s), then the PURCHASER shall pay all of the documented costs of such air-freight and shall reimburse the SUPPLIER for all of the documented costs of such overtime. If, however, the PURCHASER specifies an accelerated delivery date in any purchase order as the result of the demand of the Customer, then the SUPPLIER shall use its commercially reasonable efforts to meet such accelerated date without having its employees work overtime; provided, however, that if the SUPPLIER notifies the PURCHASER that, in order to meet such accelerated date, the SUPPLIER is required to (i) have raw materials and/or component parts air-freighted to it, and/or (ii) have its employees work overtime and the PURCHASER approves such action(s), then (A) the PURCHASER shall pay the documented costs of such air-freight, and (B) the Parties shall use their good faith efforts to have the Customer, directly or through the PURCHASER, reimburse the SUPPLIER for such overtime costs. If the Customer is not willing to so reimburse the SUPPLIER for the overtime costs, then the PURCHASER shall pay all of the documented costs of such air-freight and, solely with respect to purchase orders issued by the PURCHASER to the SUPPLIER pursuant to this Agreement after the Effective Date, the PURCHASER shall reimburse the SUPPLIER one-half of the documented costs of such overtime. The SUPPLIER shall have no obligation to pay for the costs of any air-freighting in order to meet any accelerated delivery date and shall have no obligation to pay for the costs of overtime in order to meet any accelerated delivery date unless such acceleration is demanded by the Customer.


(c) PURCHASER shall, in addition, provide to SUPPLIER a rolling updated forecast of projected purchases covering three (3) months subsequent to the delivery month covered under PURCHASER's most recent purchase order. Such forecast shall be for informational purposes only and shall not be construed as a commitment for purchase thereof by PURCHASER.

     3.2 Acceptance. SUPPLIER shall accept and acknowledge all purchase orders which are placed by PURCHASER in conformance with the terms of this Agreement. Any purchase order not placed in conformance with the terms of this Agreement must be rejected by written notice from SUPPLIER to PURCHASER within ten (10) working days after receipt of such purchase order. In the event that SUPPLIER uses a form of acknowledgment that conflicts in any way with this Agreement or PURCHASER's form of purchase order, the terms of this Agreement and PURCHASER's purchase order shall be controlling.


4.   PAYMENT TERMS

     4. 1 Prices. The purchase prices for the Products are setforth in Schedule 1 attached hereto, and applicable planned price reductions are set forth in
Schedule 3 attached hereto. Prices for the Products may be changed no more than once a year by SUPPLIER providing PURCHASER with at least sixty (60) days notice of the change and a new Schedule 1. If the PURCHASER agrees to an additional price reduction with the Customer, such price reduction shall not apply to the purchase price for the applicable Product unless the SUPPLIER agrees to such price reduction. The Parties acknowledge that Schedule 1 may be updated after the date of this Agreement to address new Products as agreed upon in writing by the Parties. If agreed upon in writing by the Parties, such updated Schedule 1 shall be deemed to be part of this Agreement. If the cost of any of the SUPPLIER's raw materials increases by 15% or more in any six month period and the SUPPLIER notifies the PURCHASER, and provides sufficient supporting documentation, of such increase, then the Parties shall use their good faith efforts to have the Customer, directly or through the PURCHASER, reimburse the SUPPLIER for the entire amount of such increase or as much of such increase as the Customer is willing to pay. The PURCHASER shall have no obligation to reimburse the SUPPLIER for such increase if the Customer is not willing to reimburse the SUPPLIER for such increase.

     4.2 Payment. Payment for each shipment of Products shall be net thirty (30) days from the date of delivery of such shipment.

5.   DELIVERY

     5.1 Shipment. SUPPLIER will ship the Products F.O.B. SUPPLIER's facility in Columbus, Indiana at PURCHASER's cost. Title to the Products and risk of loss or damage shall pass from SUPPLIER to PURCHASER upon leaving SUPPLIER's facility. PURCHASER shall determine the carrier to be used for shipment. All shipping containers shall bear such information and markings as shall be desired by PURCHASER or required by law.

     5.2 On-Time Delivery. The SUPPLIER shall make the Products available for shipment by the PURCHASER in accordance with the terms of this Agreement.


     5.3 Acceptance. PURCHASER shall have the right to conduct an incoming inspection and shall have twenty days after delivery to notify SUPPLIER in writing whether some or all of the Products are rejected. Any Product not rejected by PURCHASER within this twenty day period shall be deemed accepted. In the event PURCHASER rejects Products, PURCHASER shall provide a detailed explanation therefor, and SUPPLIER may inspect the rejected Products at PURCHASER's premises, replace the rejected Products without requiring their return, or require the return of the rejected Products, freight collect. Rejected Products shall be repaired or replaced at SUPPLIER's expense, including return freight to PURCHASER.


     5.4 Cancellation and Rescheduling. The PURCHASER may cancel delivery dates appearing in its purchase orders at no charge provided the PURCHASER provides written notice of such cancellation to the SUPPLIER not less than sixty (60) days prior to the scheduled delivery date to which the cancellation pertains. The PURCHASER may not postpone delivery dates appearing in its purchase orders. The PURCHASER shall be obligated to purchase and take delivery of all Products it orders which were not timely cancelled.

6.   TRADEMARKS

     6.1 SUPPLIER shall affix the Trademarks on all Products manufactured pursuant to this Agreement, and packaging therefor, in a manner as specified by PURCHASER or as agreed upon in writing by the Parties in response to the requirements of the Customer. SUPPLIER acknowledges PURCHASER's exclusive ownership of the Trademarks, and SUPPLIER shall have no right or interest in or claim to the Trademarks. SUPPLIER shall not use the Trademarks (i) in any manner inconsistent with the instructions of PURCHASER, or (ii) on any products except for the Products manufactured pursuant to this Agreement, except as agreed upon in writing by the Parties in response to the requirements of the Customer. Subject to Sections 14.1 and 14.4, upon the expiration or termination of this Agreement, SUPPLIER shall immediately discontinue the use of the Trademarks, and thereafter shall not use the Trademarks, or marks or names confusingly similar thereto, directly or indirectly in connection with its business or that of its affiliates or principals. SUPPLIER shall not file any application to register any trademark or domain name composed or inclusive of, or confusingly similar to, the Trademarks in any country or region. During the term of this Agreement, SUPPLIER will promptly notify PURCHASER in the event that it learns of any infringement or unauthorized use of the Trademarks by any person.

7.   RIGHTS IN DATA

     7.1 Ownership of Proprietary Rights. The SUPPLIER and its affiliates are the exclusive owners of all right, title and interest in and to the proprietary rights associated with or arising from the Products and related software, including, but not limited to, all patent rights, copyrights, trade secret rights, trademarks, service marks and related goodwill.

     7.2 Ownership of Documentation. The Documentation shall remain the exclusive property of the SUPPLIER and its affiliates and shall be protected from disclosure in accordance with the provisions of Article 12 of this Agreement, unless the Customer owns the Documentation. To the extent title does not vest in the SUPPLIER by operation of law, the PURCHASER hereby assigns to the SUPPLIER all copyright, patent and other proprietary rights arising from or related to the Documentation on a worldwide basis. Upon expiration or termination of this Agreement, however, the PURCHASER (a) at is own expense, may make or keep copies of the Documentation, and (b) may use the Documentation in accordance with the provisions of Article 12 of this Agreement.

8.   WARRANTY

     8.1 SUPPLIER warrants that (i) the Products will conform to the Specifications, (ii) the Products will comply in all material respects with all applicable national, federal, state, provincial and local governmental laws and regulations and industry standards as may be in effect from time to time, (iii) the Products will be free from defects in material and workmanship, for a period of twelve (12) months from the date of sale by PURCHASER, its distribu- tors or its dealers to an end-user, and (iv) the manufacture, sale or use of the Products does not infringe upon any copyright, trademark, patent or any other proprietary rights of any third parties. The foregoing warranty shall not apply to any failure or malfunction of the Products or breach which results from any of the following events (if applicable):

   improper design of a Product by PURCHASER;

   (b) components, parts or materials supplied by PURCHASER and used in the Product;

   (c)      improper maintenance, operation or use of a Product;

   (d) any modification of a Product performed without SUPPLIER's written approval;

   (e) any combination of a Product with another product not provided or approved by SUPPLIER; or

   (f) use of the Trademarks to the extent that SUPPLIER strictly complies with Article 6 above.


     8.2 SUPPLIER will either repair or replace any Product which is in breach of the foregoing warranty. Shipment to SUPPLIER shall be at SUPPLIER's expense and shall be by the SUPPLIER's designated shipper, and SUPPLIER shall be liable for cost of shipping and for damages sustained during shipment; provided, however, that the PURCHASER shall use commercially reasonable care in packing such Products for shipment to the SUPPLIER. SUPPLIER will pay return shipping cost, and assume responsibility for damages incurred during return shipping. Additional warranty, service and parts support obligations of SUPPLIER are set forth in the Service and Quality Support Agreement (the "Service Agreement") attached hereto as Schedule 4 and to be executed by the Parties concurrently herewith.

9.   QUALITY ASSURANCE

     9.1 Production Part Approval Process (PPAP). Each Party follows AIAG QS-9000 guidelines for production part approval. SUPPLIER shall comply with the PPAP requirements set forth in Schedule 5 attached hereto and shall otherwise comply with AIAG QS-9000 guidelines.

     9.2 Quality. SUPPLIER shall employ appropriate quality assurance and quality control methods to assure that delivered Products comply with the Specifications. SUPPLIER shall not deliver any non-compliant Products. Upon request by PURCHASER, SUPPLIER shall provide the inspection record of the finished Products.

     9.3 Traceability. SUPPLIER shall give each Product a unique serial number which shall be recorded for purposes of defect and warranty traceability, and SUPPLIER shall maintain a recordkeeping system with such data and provide PURCHASER with access to such data as is reasonably necessary.

     9.4 Changes. Any change in design, material or manufacturing process for the Products (whether or not requested by PURCHASER) shall be subject to PPAP approval pursuant to Section 9.1 of this Agreement. SUPPLIER shall not incorporate such change into its production of Products until the change has been approved in writing by PURCHASER pursuant to PPAP.

     9.6 Facility Inspection. SUPPLIER shall from time to time permit PURCHASER or its agent to inspect the facilities, conditions regarding quality assurance, records and documents of SUPPLIER relating to the Products, and of SUPPLIER's suppliers and subcontractors, in order for PURCHASER to determine whether the Products are being manufactured under appropriate quality controls; provided, however, that such inspections will be conducted during normal working hours with prior notification to SUPPLIER. Any information disclosed to or observed by PURCHASER or its agent during such inspections shall be deemed to be Confidential Information within the meaning of and subject to the provisions of
Article 12 of this Agreement.

     9.7 Abnormalities. Each Party shall promptly notify each other of any abnormalities with respect to the Products or the manufacturing process relating to the Products if a Party believes such abnormalities materially affect the quality or function of the Products. In such case, SUPPLIER shall promptly report to PURCHASER any determination made as to the root cause of the abnormality and the countermeasures taken by SUPPLIER in response thereto.

     9.8 Meetings. The Parties shall meet periodically and from time to time when necessary during each year of the term of this Agreement to discuss quality assurance and product improvement matters and various other aspects of their business relationship.

10.  PRODUCT LIABILITY INSURANCE.

     During the term of this Agreement and for a reasonable period thereafter, the SUPPLIER shall maintain in full force and effect adequate product liability insurance protecting itself and the Purchaser against claims and liability for injury, death, or property damage which arise out of or relate to the use or operation of the Products purchased under this Agreement. Such product liability insurance policy shall have a minimum limit of One Million Dollars and shall include the PURCHASER as named insured. Within thirty (30) days following the date of this Agreement, SUPPLIER shall provide the PURCHASER with a certificate of insurance regarding such policy which provides that the PURCHASER is an additional named insured on such policy and that the insuror shall not cancel such policy without providing a minimum of thirty (30) days prior written notice to the PURCHASER. The SUPPLIER shall furnish additional certificates of insurance to the PURCHASER on an annual basis during the term of this Agreement.


11.  INDEMNIFICATION

     11.1 Indemnification. The SUPPLIER shall defend, indemnify and hold harmless the PURCHASER, its parent, subsidiaries and affiliates, and the officers, directors, shareholders, employees, agents, successors and assigns of the PURCHASER and the distributors, dealers, purchasers and end-users of the Products (collectively, the "Indemnified Parties"), from and against any and all losses, damages, liabilities, obligations, judgments, settlements, costs and other expenses, incurred or suffered by the Indemnified Parties, arising out of or in connection with (i) the breach by the SUPPLIER of any of its obligations under this Agreement or any act or omission of the SUPPLIER, its employees or agents, (ii) a claim by a third party that the use or sale of the Products infringes a copyright, patent, trade secret or other proprietary right of such third party, (iii) the failure of the Products supplied by the SUPPLIER to meet all applicable federal and state safety requirements including but not limited to National Highway Transportation Safety Administration requirements, or (iv) any claim for personal injuries (including death) or loss or damage to property if caused or allegedly caused by a defect in the design, material or workmanship of the Products (collectively, the "Claims").


     11.2 Indemnification Procedure.

     (a) Within a reasonable period of time after receipt of notice concerning the commencement or threatened commencement of any civil, administrative, or investigative action or proceeding involving the Claims covered by the SUPPLIER's indemnification obligations under this Article 11, the PURCHASER shall provide written notice of such Claims to the SUPPLIER. Notwithstanding the foregoing, no failure to notify the SUPPLIER shall relieve the SUPPLIER of its obligations under this Agreement except to the extent that it can demonstrate damages attributable to the PURCHASER's failure to notify.

     (b) The SUPPLIER, at its sole expense, shall be obligated to assume the defense of any claim as to which it has an indemnification obligation hereunder. Any of the Indemnified Parties shall have the right to be represented by its own attorneys at its own expense. If the defense is not so assumed by the SUPPLIER within ten (10) days after receipt of written notice, the Indemnified Parties shall have the right to assume their own defense, and shall be entitled to reimbursement by the SUPPLIER for any and all reasonable expenses (including, but not limited to, attorneys' and experts' fees) incurred in such defense, in addition to the SUPPLIER's other indemnity obligations hereunder.

     (c) The SUPPLIER may not compromise or settle any such suit or proceeding without first consulting with and obtaining the prior written consent of the PURCHASER, whose consent shall not be unreasonably withheld or delayed.

     (d) In the event that the PURCHASER or the distributors, dealers, purchasers or end-users of the Products are precluded from selling or using the Products because the Product infringes on the patent or other intellectual property rights of a third party, SUPPLIER shall, at its option and expense, either (i) procure for PURCHASER and the distributors, dealers, purchasers and end-users of the Products the right to continue selling or using the Products,
(ii) modify the Products so as to render them non-infringing, or (iii) accept the return of the Products and refund the purchase price.

     11.3 Exclusions. Except where SUPPLIER contributes to or induces the Claims, SUPPLIER's obligations under the provisions of Section 11.1 above shall not apply to any claims, allegations, suits, actions or proceedings resulting solely from (i) the Specifications provided by PURCHASER, (ii) the Trademarks (to the extent that SUPPLIER strictly complies with Article 6 above), or (iii) misuse, abuse or other fault directly attributable to the Indemnified Parties. PURCHASER agrees to pay all damages or costs awarded, including reasonable attorneys' fees and settlements with respect to any suit, judgment, proceeding or action in which SUPPLIER is relieved of its obligations pursuant to this section.

12.  CONFIDENTIALITY

     By virtue of this Agreement, the Parties will have access to information and material that is confidential to one another, including but not limited to
(i) requests for proposals, (ii) marketing materials, (iii) pricing information,
(iv) identity, contacts and other business information regarding employees, customers and leads, including but not limited to names, telephone and fax numbers, addresses and e-mail addresses, (v) contracts, (vi) proprietary software and documents of either Party including but not limited to the Documentation and other drawings, manuals, samples, schematics, specifications, and written and tangible materials disclosed to the other Party; (vii) non-public financial information concerning either Party, (viii) either Party's research and development, new product and marketing plans, unless and until publicly announced, and (ix) any information designated as confidential in writing at or prior to disclosure (collectively the "Confidential Information"). Neither Party shall disclose Confidential Information, including the contents and details or operations of the businesses of the respective Parties to any person or entity other than to fulfill its duties and responsibilities pursuant to this Agreement, nor use Confidential Information except for purposes relating to this Agreement.


     The foregoing confidentiality and non-use obligations shall not apply with respect to any information which:

     is or becomes public knowledge through no wrongful act of the receiving Party;

     (b) is already known to the receiving Party;

     (c) is independently developed by the receiving Party;

     (d) is rightfully obtained by the receiving Party from any third party without similar restriction and without breach of any obligation owed to the disclosing Party; or

     (e) is disclosed pursuant to a lawful requirement or request of a governmental agency.

13.  NON-SOLICITATION.


     13.1 Non-Solicitation of Employees and Consultants. During the term of this Agreement and for a period of two (2) years after the termination or expiration of this Agreement, the Parties each agree not to hire or solicit for employment or otherwise engage any of the other Party's senior management employees or anyone in the sales, marketing, business unit or engineering function, unless agreed to in writing by the other Party or any independent contractor or consultant providing services to a Party in such areas.

     13.2 Non-Solicitation of Customers. During the term of this Agreement and for a period of two years after the termination or expiration of this Agreement, SUPPLIER may not, directly or indirectly, sell or solicit the sale of the Products or any products substantially similar to the Products to the Customer or any other third party for the Programs, without the prior written authorization of PURCHASER, which authorization PURCHASER may, in its sole discretion, choose not to provide.


14.  TERM AND TERMINATION

     14.1 Term. This Agreement shall have an initial term of two (2) years from the Effective Date and shall thereafter be automatically renewed for successive one (1) year terms unless notice of termination is given by one Party to the other at least sixty (60) days prior to the termination date of the initial term or any renewal term, or unless earlier terminated under Sections 14.2 or 14.3. Notwithstanding the foregoing but subject to Section 2.3, if the Parties agree on a Product to be subject to this Agreement and the terms and conditions of the purchase and supply of such a Product, then SUPPLIER shall supply such Product, and, unless the Customer terminates the Program of which particular Products are a part, the PURCHASER shall purchase such Product, on such terms and conditions and in accordance with this Agreement for a period lasting not less than two years from the initiation of mass production by the SUPPLIER.

     14.2 Termination for Default. In the event that either Party defaults in the performance of any of the terms, conditions, obligations, undertakings, covenants, or liabilities set forth in this Agreement, the other Party shall give the defaulting Party notice of such default. In the event the defaulting Party has not remedied the default within thirty (30) days following notice thereof, the Party giving notice may immediately terminate this Agreement by providing the defaulting Party with written notice of termination.

     It shall be deemed to be an event of default under this Agreement if either Party defaults in the performance of any term, provision, covenant, condition, undertaking or obligation under the Service Agreement and, if such default is not remedied within thirty (30) days following notice thereof, the Party giving notice may immediately terminate this Agreement by providing the defaulting Party with written notice of termination.

     Notwithstanding anything to the contrary in this Agreement, in the event that SUPPLIER defaults in the timely delivery of Products hereunder and either
(a) the Customer advises the PURCHASER of the Customer's intent to shutdown its assembly line as a result of such untimely delivery, or (b) the SUPPLIER does not make complete delivery of such late Products within seven days of the applicable delivery date, then no right to cure such untimely delivery shall be available to SUPPLIER hereunder, and PURCHASER shall have the right to immediately terminate this Agreement and, subject to Section 2.2(b), to immediately obtain Products or substitutes for the Products from any third party source of its sole choice.

     14.3 Automatic Termination. This Agreement shall terminate immediately upon written notice by a Party in the event that the other Party ceases to carry on its business, becomes the subject of any proceedings under state, federal or other law for the relief of debtors, otherwise become insolvent or bankrupt, makes an assignment for the benefit of creditors, or upon the appointment of a receiver or the reorganization for the benefit of creditors. The Agreement shall also terminate immediately upon written notice by PURCHASER to SUPPLIER as set forth in Sections 2.3, 2.6, and 14.1.

     14.4 Effect of Expiration and Termination. The expiration or termination of this Agreement shall not relieve either Party from its obligations which have accrued pursuant to the provisions of this Agreement or release either Party from any obligations which have been incurred as a result of operations conducted under this Agreement. Neither Party shall be liable for damages of any kind as a result of exercising its right to terminate this Agreement according to its terms, and termination shall not affect any other right or remedy of either Party. The rights and obligations of Articles 6, 7, 8, 10, 11, 12, and 13 and Sections 15.6 and 15.8 shall survive the expiration or termination of this Agreement.

     14.5 Repurchase of Inventory. Upon the expiration or termination of this Agreement, PURCHASER shall have the right, but not the obligation, to purchase SUPPLIER's current inventory of the Products at the prices determined pursuant to this Agreement. During a thirty (30) day period following the expiration or termination of this Agreement, SUPPLIER shall permit PURCHASER to enter onto SUPPLIER's premises to inspect SUPPLIER's current inventory of the Products. Within fifteen (15) days following such inspection, PURCHASER shall have the right to purchase any or all of such inventory. Such purchase shall be pursuant to all of the terms and conditions of this Agreement, including price and freight charges.

14.6 Purchase of Tooling.

     (a) Except as provided below, upon the expiration or termination of this Agreement, PURCHASER shall purchase all tooling and molds acquired by the SUPPLIER for the production of Products, at an aggregate purchase price equal to the SUPPLIER's balance of unamortized book value for such tooling and molds as of the effective date of the expiration or termination of this Agreement. The parties have agreed upon the amortization schedule set forth on Schedule 6 to this Agreement for certain tooling and molds and, with respect to tooling and molds to be acquired by the SUPPLIER after the date of this Agreement, the parties shall agree on an applicable amortization schedule prior to the SUPPLIER's acquisition of such items. The amortization schedules, and therefore the purchase price to be paid by the PURCHASER pursuant to this section, shall be based on the projected annual volume of parts to be produced using the particular tooling and molds as agreed upon by the parties, regardless of the volumes the SUPPLIER actually produces. The Parties acknowledge that the purchase price for the Products will not be reduced as a result of the tooling and molds being fully amortized. The Parties further acknowledge that any payment under this section shall be contingent upon (i) such tooling and molds being free and clear of all liens and being in proper working order, ordinary wear and tear excepted, and (ii) the PURCHASER having access, within thirty days after the expiration or termination of this Agreement, to remove such tooling and molds from their location. The PURCHASER shall make such payment within thirty days of the SUPPLIER giving the PURCHASER notice of such access.

     (b) After the tooling and molds have been fully amortized, the PURCHASER shall be the owner of such tooling and molds; provided, however, that the SUPPLIER shall maintain possession of such tooling and molds while this Agreement is in effect and shall have the right to use such tooling and molds solely in connection with the production of Products, and provided, further, that the SUPPLIER shall promptly relabel said tooling and molds as "Property of [*]," provide evidence of same to the PURCHASER, and promptly provide the PURCHASER with a bill of sale transferring title to the PURCHASER and with release(s) executed by then-current lienholders (if any), and provided, further, that upon the expiration or termination of this Agreement, the PURCHASER shall have the right to remove all such tooling and molds from their location. While the SUPPLIER or its designee possesses such tooling and molds, the SUPPLIER shall take commercially reasonable actions maintain and repair such tooling and molds, or cause them to be maintained and repaired, which actions shall be not less rigorous than the actions taken by the SUPPLIER with respect to tooling and molds owned by the SUPPLIER.

     (c) The PURCHASER shall not be obligated to purchase all tooling and molds as provided above in the event of termination of this Agreement as a result of failure to timely deliver Products or other default by SUPPLIER; termination of this Agreement as a result of breach of any representations by the SUPPLIER in this Agreement; termination of the Programs by Customer with respect to PURCHASER and SUPPLIER; or bankruptcy of SUPPLIER or other circumstances as set forth in Section 14.3.

15.  MISCELLANEOUS

     15.1   Relationship  of  Parties.   This  Agreement  does  not  create  the
relationship of principal and agent between the Parties nor shall it be construed as creating any form of legal arrangement which would impose liability upon one Party for the act or omission of the other Party.

     15.2 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered personally or mailed by registered or certified mail, return receipt requested, or delivered by overnight air courier guaranteeing next day delivery, to the following addresses:

                  If to Onkyo America:

                           Onkyo America, Inc.
                           1757 Larchwood Avenue
                           Troy, MI 48083-2224
                           Attention:       Mr. Kevin Martin
                           Telephone:       (248) 619-0070, x109
                           Facsimile:       (248) 619-0078
                           Email:           kmartin@onkyo-america.com


                           [*][*]
                           [*]
                           Attention:       [*]
                           Telephone:       [*]
                           Facsimile:       [*]


*Confidential portions omitted and filed separately with the Commission.

     Either Party may change its address upon notice given to the other Party in the foregoing manner. If mailed, notices shall be effective three (3) days after mailing and if delivered by air courier, notices shall be effective on the day after it is sent by air courier.

     15.3 Severability. If any provision of this Agreement shall be determined by a court of competent jurisdiction to be invalid, illegal, or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     15.4 Entire Agreement. With the exception of the Service Agreement and that certain Joint Development and Supplier Agreement dated February 4, 2000, this Agreement (including any schedules attached hereto) contains the entire agreement of the Parties with respect to the transactions contemplated herein (except for any additional terms or conditions which may be contained in any purchase order which may be issued by PURCHASER pursuant to this Agreement). Should there be any conflict between the contents of this Agreement and the Service Agreement, this Agreement shall have precedence. Any modification or amendment of any term or provision of this Agreement shall not be valid or binding unless the same is in writing and signed by each Party; provided, however, that an exchange of electronic mail shall not be deemed a sufficient writing for this purpose.

     15.5 Assignment. Neither Party shall assign any of its rights or obligations under this Agreement without the prior written consent of the other Party, which consent may be withheld at the other Party's sole and absolute discretion; provided, however, that each Party may assign its rights and obligations under this Agreement to any of its affiliates without the need for any consent by the other Party. For purposes of this Agreement, "affiliates" of Onkyo America shall include Global Technovations, Inc. and, solely for purposes of this section, [*]. This Agreement shall be binding upon and shall inure to the benefit of the legal successors and assigns of the Parties.

     15.6 Governing Law and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of California, including the provisions of the Uniform Commercial Code as adopted in the State of California, and not the Convention for the International Sale of Goods. The Parties agree that any litigation relating directly or indirectly to this Agreement must be brought before a court of competent jurisdiction within the State of California.

     15.7 Waivers. No waiver of any of the terms or conditions of this Agreement by either Party shall be valid or binding unless the same is in writing and signed by an authorized officer of the waiving Party. A waiver by either Party of a breach of any of the provisions of this Agreement shall not be construed as a waiver of any further breach of the same provision or of any other provision of this Agreement.

     15.8. Attorneys' Fees. In the event that any action at law or in equity is brought to enforce or interpret the provisions of this Agreement, the prevailing Party shall be entitled to a reasonable attorneys' fee which may be set by the Court in the same action or in a separate action brought for that purpose, in addition to any other relief to which the prevailing Party may be entitled.


          * * * * * * * * * * * * * * * * * *

         IN WITNESS WHEREOF, the Parties have executed this Purchase Agreement as of the date set forth above.

[*]


By: ________________________________

Name: ________________________________

Title: ________________________________




ONKYO AMERICA, INC.


By: ________________________________

Name: ________________________________

Title: ________________________________



*Confidential portions omitted and filed separately with the Commission.

                                   SCHEDULE 1

                                    PRODUCTS


[*] Program



[*] Program





*Confidential portions omitted and filed separately with the Commission.

                                   SCHEDULE 2

                                 SPECIFICATIONS


         Part Number                        Change Level               Date
         -----------                        ------------               ----
[*]                                         [*]                        [*]




*Confidential portions omitted and filed separately with the Commission.

                                   SCHEDULE 3

                            PLANNED PRICE REDUCTIONS


[*] Program




[*] [*] Program



*Confidential portions omitted and filed separately with the Commission.

                                   SCHEDULE 4

                      QUALITY AND SERVICE SUPPORT AGREEMENT

This QUALITY AND SERVICE SUPPORT AGREEMENT is made on this _____ day of August, 2001 by and between [*][*], a [*] corporation ("[*]"), and Onkyo America, Inc., an Indiana corporation which is a wholly-owned subsidiary of Global Technovations, Inc., a Delaware corporation ("Onkyo America"). [*] and Onkyo America are referred to from time to time in this Agreement individually as a "Party" and together as the "Parties."

1.0      DEFINITIONS

         1.1 From time to time, each Party may deliver Products to the other Party. In this Agreement, the Party supplying Product is referred to as the SUPPLIER and the Party purchasing Products is referred to as the PURCHASER. All other definitions shall be as specified in the Purchase Agreement between the Parties dated as of the same date as this Agreement (the "Purchasing Agreement").


2.0      PRODUCT QUALITY

2.1 The PURCHASER will verify quality of Product delivered by the SUPPLIER against engineering specifications, acceptance standards, approved samples and/or other applicable documentation. Verification may be by receiving sample inspection, certification of SUPPLIER's quality system, review of SUPPLIER's inspection records, or by a combination thereof. Expenses incurred by the PURCHASER for such verification shall be absorbed in full by the PURCHASER.

2.2 In the event that verification as defined in Section 2.1 indicates that Product does not conform to established acceptance criteria, and if the consent of nonconforming Product within any single lot delivered by SUPPLIER to PURCHASER exceeds 50 parts-per-million, then additional costs incurred by the PURCHASER to contain nonconforming Product shall be reimbursed in full by SUPPLIER. See section 2.5.

2.3 In the event that the PURCHASER's customer incurs expenses for containment of nonconforming Product, and bills such expenses to the PURCHASER, the SUPPLIER shall reimburse the PURCHASER in full. See section 2.5

2.4 SUPPLIER shall replace, rework to original specifications or reimburse at full purchase price any nonconforming Product delivered to the PURCHASER or its customer, as mutually agreed case by case. Freight and other handling expenses related to the return of such Product to SUPPLIER (or to other location designated by SUPPLIER) shall be the sole responsibility of SUPPLIER.

*Confidential portions omitted and filed separately with the Commission.

2.5 Whenever feasible, the PURCHASER shall provide evidence of nonconforming Product (samples or descriptions) to SUPPLIER and allow SUPPLIER a reasonable opportunity to review such evidence and propose alternative solutions prior to proceeding with actions defined in sections 2.1 through 2.4 for which SUPPLIER will have a cost liability. SUPPLIER shall respond to such matters in a timely and constructive manner.

2.6 Any damage to Product resulting from inspection, handling or storage by PURCHASER, and related rework expenses incurred by SUPPLIER, shall be the responsibility of PURCHASER.

3.0      WARRANTY

3.1 SUPPLIER warrants that Product will conform to the specifications established between the PURCHASER and the SUPPLIER and be free of defects in materials and workmanship for the full duration of the OEM warranty term provided by the PURCHASER to its customer. Unless otherwise negotiated, this warranty term shall be as follows:

(a) Product installed at customer's factory: 36 months or 36,000 miles, whichever occurs first.

(b) Product installed at automotive dealerships: 12 months or the remainder of the original 36 month/36,000 miles vehicle warranty, whichever occurs last.

3.2 Product which is determined by the PURCHASER's customer to be defective during the warranty term defined in Section 3.1 or during the subsequent out-of-warranty phase, shall be serviced under the general procedure defined in Section 4.0.

3.3 Warranty expenses billed to the PURCHASER by its customer for labor, freight, materials, handling and other reasonable "industry standard" expenses incurred by its automotive dealers (so called "R&R" claims), shall be reimbursed in full by SUPPLIER.

4.0      SERVICE METHOD

4.1 Unless otherwise requested by the PURCHASER's customer, the Product shall be serviced by replacement with new Product through the customer's Parts Distribution Center (PDC), per the following basic steps:

(a) the PURCHASER sells new Product to its customer at normal sales price for PDC inventory purposes.

(b) the PURCHASER's customer sells the Product to the automotive dealer as a service part at the customer's normal dealer net price.

(c)  The  automotive  dealer  uses the new  Product  to  replace  the  defective
     Product.

(d) In case of in-warranty replacement, the automotive dealer recovers parts and labor expenses by submitting a warranty claim to the PURCHASER's customer. Reference Section 3.3.

(e) Unless other arrangement is requested from time to time by SUPPLIER, the PURCHASER, or the customer, the automotive dealer disposes of the defective Product. Reference Section 4.2.

4.2 SUPPLIER and/or the PURCHASER may from time to time request access to defective Product that has been replaced by automotive dealers (per
         Section 4.1, items c and e) in order to perform quality analysis or related activities. Any costs billed to the PURCHASER by its customer for such retrieval shall be reimbursed in full by SUPPLIER.

4.3 SUPPLIER shall maintain Product availability for service purposes for a minimum of ten (10) years from the date of last sale of Product to end user, in compliance with applicable federal and state regulations.

5.0      REPORTING AND DOCUMENTATION

5.1 SUPPLIER shall provide the PURCHASER a minimum of ten (10) service manuals for each Product model free of charge, including parts lists with part numbers, schematics and exploded view drawings, encompassing all parts, subassemblies and other materials and/or information. (To be used for internal technical reference).

5.2 [*] uses a "FRACAS" program (Failure Reporting Analysis and Corrective Action System) and Onkyo America uses an 8D corrective active process program, each of which are in compliance with ISO-9000 and QS-9000 to request corrective action from SUPPLIER in the event of Product and/or procedural noncompliance. SUPPLIER shall respond promptly and effectively to such requests. [*] and Onkyo America will provide general instructions for the FRACAS process and the an 8D corrective active process program, respectively, at the time of its first use.

5.3 Whenever requested by the PURCHASER, the SUPPLIER shall provide technical reports of warranty returns retrieved per Section 4.2 (or other method), including so called "Pareto and Paynter" analysis and description of corrective actions. A standard report format shall be used that is acceptable to the PURCHASER and its customer.

6.0      GENERAL

6.1 SUPPLIER may delegate certain duties under this agreement to its suppliers. However, SUPPLIER shall be fully responsible for the proper execution by its suppliers of delegated duties in compliance with the terms of this agreement.

6.2 With the exception of the Purchasing Agreement, this agreement constitutes the entire understanding between the parties and supersedes all previous written or oral negotiations and commitments with respect to the transactions contemplated herein. Should there be any conflict between the contents of this agreement and the Purchasing Agreement, the Purchasing Agreement shall have precedence.

6.3 This agreement shall not be modified except in writing executed by a duly authorized representative of each party, which writing makes specific reference to this agreement.

  IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the date first written above

[*]

By (signature):___________________________________________

Name (printed):__________________________________________

Title:___________________________________________________



ONKYO AMERICA, INC.


By (signature):___________________________________________

Name (printed):__________________________________________

Title:___________________________________________________





*Confidential portions omitted and filed separately with the Commission.

                                   SCHEDULE 5

                    PRODUCTION PARTS APPROVAL PROCESS (PPAP)


1. PPAP submittal is required prior to initial production and shall be approved by PURCHASER before any shipment may be dispatched by SUPPLIER.

2. After initial PPAP submittal, SUPPLIER shall submit to PURCHASER a "Supplier Request for Approval" and a revised PPAP whenever the SUPPLIER implements:

o    Engineering changes.
o    Materials changes (use of alternative materials and parts).
o Tooling changes (additions, refurbishment, replacements, modifications, etc.)
o    Manufacturing process changes.
o    Manufacturing site changes.
o    Reactivation of tooling that has been inactive longer than 12 months.
o    Resumption of shipment after PURCHASER suspense due to quality concerns.

3. PPAP requirements specific to this Agreement shall be as follows. S = Submit to PURCHASER and retain copy at SUPPLIER. R = Retain at SUPPLIER and provide copy to PURCHASER upon request. N/A = Not applicable to this Agreement.

4. PPAP submittals shall be made utilizing the formats attached hereto. PURCHASER will accept, as an alternative, Automotive Industry Action Group (AIAG) QS9000 formats. PURCHASER recommends that SUPPLIER utilizes reference materials published by AIAG to assist in understanding the PPAP requirements.

                                   SCHEDULE 6

                              AMORTIZATION SCHEDULE


[*] Program


[*] Program


*Confidential portions omitted and filed separately with the Commission.